EXHIBIT 22.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the inclusion in this Prospectus, which is part of the Registration Statement of The Fashion House Holdings, Inc. (the “Company”) on Form SB-2 of our report, dated March 31, 2006, on the consolidated financial statements of The Fashion House Holdings, Inc. and subsidiary as of December 31, 2005 and each of the years in the two-year period then ended. We also consent to the use of Corbin & Company, LLP’s name as it appears under the captions “Experts”.

/s/ Corbin & Company, LLP
CORBIN & COMPANY LLP
Irvine, California
July 28, 2006